Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
ION GEOPHYSICAL CORPORATION

ION GEOPHYSICAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is ION Geophysical Corporation.

SECOND: SECTION 1 of ARTICLE FOURTH of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

SECTION 1. Capitalization. The Corporation is authorized to issue four hundred five million (405,000,000) shares of capital stock. Four hundred million (400,000,000) of the authorized shares shall be common stock, one cent ($0.01) par value each (“Common Stock”), and five million (5,000,000) of the authorized shares shall be preferred stock, one cent ($0.01) par value each (“Preferred Stock”).

Each holder of shares of capital stock of the Corporation shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock of the Corporation held by the stockholder, unless otherwise specifically provided pursuant to this Restated Certificate of Incorporation.

THIRD: This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

FOURTH: All other provisions of the Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

FIFTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, as amended (“DGCL”). The board of directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the stockholders of the Corporation. At a special meeting of the stockholders of the Corporation held on February 1, 2016 and called in accordance with the relevant provisions of the DGCL, the stockholders of the Corporation duly adopted this Certificate of Amendment.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name by its duly authorized officer as of the 2nd day of February, 2016.

ION GEOPHYSICAL CORPORATION

By:	/s/ Jamey Seely
Name: Jamey Seely
Title: Executive Vice President, General Counsel & Corporate Secretary

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